Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 17 to the Registration Statement (No. 333-178836) on Form S-1 of Cancer Genetics, Inc. and subsidiary of our report dated March 4, 2013, relating to our audits of the consolidated financial statements, appearing in the Prospectus, which is part of this Registration Statement. Our report dated March 4, 2013, relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ McGladrey LLP

Des Moines, Iowa
March 4, 2013